March 23, 2022 Securities and Exchange Commission Washington, D.C. 20549 Ladies and Gentlemen: We are currently principal accountants for Leonardo DRS, Inc. (the “Company”) and, under the date of February 26, 2021, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2020 and 2019. On March 18, 2022, we were notified that the Company selected Ernst & Young LLP (“EY”) as its principal accountant for the year ending December 31, 2022 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2021, and the issuance of our report thereon. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated March 23, 2022, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that EY was selected by the Audit Committee of the Company’s Board of Directors or the stated reason for such selection. We are also not in a position to agree or disagree with the Company’s statement that EY was not consulted regarding: (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report nor oral advice was provided to the Company that EY concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue; (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions; or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K. Very truly yours, KPMG LLP Suite 900 8350 Broad Street McLean, VA 22102 KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.